Exhibit 5.1
FORM OF LEGAL OPINION
[November __], 2009
Energy Focus, Inc.
32000 Aurora Road
Solon, Ohio 44139
          Re: Energy Focus, Inc. Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as counsel to Energy Focus, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-1 (the “Registration Statement”), initially filed by the Company on September 1, 2009 with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to stockholders of the Company in connection with the issuance by the Company to its stockholders of subscription rights (the “Basic Subscription Rights”) entitling the holders thereof to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), including the right to the Company’s stockholders who exercise their Basic Subscription Rights in full, to subscribe for additional shares that remain unsubscribed as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Rights” and together with the Basic Subscription Rights, the “Rights”), and the issuance of up to an aggregate of [___,___,___] shares of the Company’s Common Stock upon the exercise of the Rights (the “Rights Offering”). The Rights and Common Stock are collectively referred to herein as the “Securities.”
     As counsel to the Company and in connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies, and the authenticity of the originals of those documents.
     Our opinion expressed below is limited to the Delaware General Corporation Law and the reported judicial decisions interpreting those laws. We do not express any opinion concerning any other laws.
     Based upon and subject to the foregoing and to the other qualifications and limitations set forth below, we are of the opinion that:
     1. The Rights have been duly authorized and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.
     2. The shares of Common Stock have been duly authorized and, when issued and delivered against payment for them upon due exercise of the Rights as contemplated in the Registration Statement, will be validly issued, fully paid, and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated under this Section. This opinion is expressed as of its date, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed in this opinion or of any subsequent changes in applicable laws.
Very truly yours,
/s/ Cowden & Humphrey Co. LPA
COWDEN & HUMPHREY CO. LPA

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